Exhibit 99.2

The following is certain information about WRC Media, Inc (“WRC”) and Direct Holdings U.S. Corp. (“Direct Holdings”)(two portfolio companies of Ripplewood Holdings L.L.C.), certain information about WRC, Direct Holdings or The Reader’s Digest Association, Inc. (“RDA”) following the acquisition referred to below, as well as certain information relating to the combined company resulting from the proposed combination of WRC, Direct Holdings and RDA.  Such information is to be provided by RDA Holding Co. (formerly Doctor Acquisition Holding Co.) (“Holdings”) to potential lenders in connection with the bank financing required by Holdings to complete the acquisition of RDA pursuant to the Agreement and Plan of Merger, dated as of November 16, 2006, by and among Holdings, Doctor Acquisition Co. and RDA (the “RDA Acquisition”).  RDA has not independently verified and is not passing upon, and does not assume any responsibility for, the accuracy, completeness or fairness of the information in this Exhibit 99.2.  In addition, RDA cannot assure you that the information concerning Direct Holdings and WRC, or RDA following the acquisition, as well as the information relating to the combined company, will not change and that any such changes will not be significant.  Furthermore, RDA cannot assure you that the combined company will be able to realize the cost savings, synergies or revenue enhancements that Holdings expects from the RDA Acquisition, or the combination with WRC and Direct Holdings either in the amount or the time frame that Holdings has stated to RDA.

The historical stand-alone financial information concerning Direct Holdings and WRC and the pro forma financial information for the combined company have been derived from the audited financial statements for the one-year period ended June 24, 2006 for Direct Holdings and unaudited financial statements for the one-year period ending December 31, 2006 for WRC and for the six-month period ended December 23, 2006 for Direct Holdings.  Holdings has advised RDA that an audit of the December 31, 2006 WRC financial statements and a SAS 100 review of the December 23, 2006 Direct Holdings financial statements are underway and are expected to be completed within the next several weeks.    In addition, Holdings has advised RDA that the pro forma financial information in Exhibit 99.2 has not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) or Securities and Exchange Commission (“SEC”) rules and is preliminary and subject to change.  RDA expects to provide, prior to the closing of the RDA Acquisition, an additional Current Report on Form 8-K with historical financial statements for Direct Holdings and WRC, including for the periods described above, after all audits and reviews have been completed, as well as full pro forma financial statements prepared by Holdings in accordance with GAAP and SEC rules.  The historical Direct Holdings and WRC and pro forma financial information when so finalized could differ materially from the information contained in this Exhibit 99.2.

* * * * *

Transaction Overview

On November 16, 2006, RDA Holding Co. (“Holdings”), an entity formed by Ripplewood and a group of investors, entered into an agreement to acquire RDA for approximately $2.4 billion, including the assumption of debt.  Concurrently with the acquisition, Holdings will acquire Direct Holdings and WRC, two of Ripplewood’s portfolio companies, and contribute them to RDA (Holdings, RDA, Direct Holdings, and WRC, collectively, the “Company”) (the “Transaction”).  Pro forma for such acquisitions (and excluding fees), the total Transaction value is approximately $2.6 billion.

Pro forma product and geographic diversity (% of total estimated 2006 revenue)

Source:  Holdings.

Company pro forma Adjusted EBITDA reconciliation ($ in millions)

LTM 12/31/06
RDA
Total operating profit (loss)	$121
Depreciation and amortization	35
Amortization of stock based compensation	11
Addback adjustments[1]	38
Adjusted EBITDA (excluding stock based compensation)	$206
Pro forma adjustments[2]	20
Pro forma Adjusted EBITDA (excluding stock based compensation)	$226
Combination
Estimated Direct Holdings / WRC Adjusted EBITDA[3]	$20
Pro forma combination adjustments[4]	20
Estimated combined pro forma adjusted EBITDA	$266

1Includes the following addback adjustments:

Addback adjustments ($ in millions)	LTM 12/31/06
Gain on asset sales	$(0.1)
Reserve reversals	(0.8)
BAF charges	19.6
WFC chocolate contract charge	5.6
American Woodworker loss on sale	6.2
Merger-related stock-based compensation	2.0
Restructuring charges (excluding BAF)	5.1
Retention grants	0.6
Total	$38.2

2Includes the following pro forma adjustments:

Pro forma adjustments ($ in millions)	LTM 12/31/06
Public to private cost savings	$5.0
One-time tax advisory services	4.4
Former Chairman-related compensation/benefits	4.9
Accounting/other professional services	1.0
Identified headcount reductions	4.0
Director and officer insurance savings	1.0
Total	$20.3

3 See “Non-GAAP Financial Measures” for a reconciliation of Direct Holdings’ and WRC’s (i) net income/(loss) to EBITDA, (ii) EBITDA to Adjusted EBITDA and (iii) Adjusted EBITDA to Pro Forma Adjusted EBITDA (with cost savings).

4Represents potential G&A and corporate overhead reductions.  See “Non-GAAP Financial Measures.”

Significant cost savings in the near term

Holdings has identified approximately $20 million in potential cost savings from RDA’s becoming a private company, implementing headcount reductions and certain other expense reductions.  Additionally, Holdings has been working with a leading supply chain consulting firm to analyze RDA’s infrastructure and identify additional cost reduction opportunities within the supply chain and MRO function.  Holdings’ consulting firm believes there could be savings of approximately 3-6% of the $1.5 billion existing supply chain and MRO costs that could be realized within three years.  Holdings also believes there are significant cost and revenue synergies from combining WRC and Direct Holdings with RDA’s business.  The estimated total cost savings are approximately $20 million, which would primarily be derived from G&A headcount reductions and the use of RDA’s existing fulfillment infrastructure to deliver WRC and Direct Holdings products.  Revenue synergies could also be derived from selling WRC products through RDA’s Books Are Fun and QSP channels.

Cost savings as of LTM December 31, 2006 ($ in millions)

Type of cost savings	Amount
Public to private	$11mm
Other savings/adjustments	$9mm
WRC/Direct Holdings adjustments	$20mm
Cost savings identified by consulting firm	—

Source: Ripplewood

WRC Media and Direct Holdings overviews

WRC is a leading publisher of supplemental education materials for the pre-K through 12th grade market in the United States.  WRC’s product portfolio includes a broad array of print and electronic/Internet supplemental instructional and educational materials including the Weekly Reader, a leading classroom periodical with over 5.5 million subscribers.  Direct Holdings is a direct marketing business that sells music compilation and video products through DRTV under the Time Life brand.  Music products, which account for approximately 80% of revenues, cover a wide variety of genres including Rock, Country, Christian, Classical, Easy Listening, Jazz, Blues, Soul and Christmas, while the video business offers a broad range of product categories including comedy, Christian, nature and children’s programming, among others.

Holdings believes both WRC and Direct Holdings fit well strategically with RDA’s business because RDA should be able to leverage each company’s product portfolios brands, and distribution channels, such as direct mail and DRTV.  In addition, Holdings believes that it can achieve cost savings of approximately $20 million by combining WRC and Direct Holdings with the RDA business.

For the LTM period ending December 31, 2006, WRC’s revenue and adjusted EBITDA are estimated to be $140 million and $16 million, respectively.  For the LTM period ending December 23, 2006, Direct Holdings’ revenue and adjusted EBITDA are estimated to be $259 million and $4 million, respectively.

WRC Media

WRC conducts its operations primarily through its three operating subsidiaries, Weekly Reader, World Almanac Education Group (“WAEG”) and CompassLearning, each of which is a market leader in its respective product categories.

WRC overview

Source: WRC management.

Weekly Reader

Weekly Reader has been a leading publisher of classroom periodicals for pre-K through 12th grade students for over 100 years.  With a total circulation of 5.5 million subscribers, Weekly Reader was the largest publisher of classroom periodicals during the 2005-2006 school year.  Weekly Reader operates under four divisions: Periodicals, Supplemental, Licensing, and Consumer & Custom Publishing.

•                     Periodicals was the second largest publisher of classroom periodicals in the 2005 school year, with a circulation of over 5.5 million subscribers.  Weekly Reader targets separate age groups with grade-specific Elementary Magazines and subject-specific Secondary Magazines.

Elementary Magazines has a circulation of 4.1 million and focuses on pre-K to grade 6.  Weekly Reader also publishes an optional science supplemental “Science Spin.”  Subscriptions to Weekly Reader elementary magazines in the 2005-2006 school year represented approximately 35% of the elementary school subscriptions sold that year by the three major educational periodical publishers.

Secondary Magazines has a circulation of more than 1 million with 8 publications for subject matter including:

Social Studies	Language Arts	Science/Health	Other
Current Events	READ	Current Science	Know Your World Extra
	Writing	Current Health 1	Career World
Current Health 2

In each of the last 10 years, over 50% of secondary schools that have subscribed to one or more of Weekly Reader’s secondary school magazines renewed their subscription for the following year

•          The Supplemental division publishes distinct, grade-specific basic and life skills workbooks and other supplemental materials such as consumable workbooks and teacher reproducibles.  Consumable workbooks are sold mostly through direct response channels including catalogs and sample mailings.  Conversely, teacher reproducibles are sold mostly through teacher dealers such as educational cataloguers and retail teacher stores

•          The Licensing division is important in this business because brand loyalty plays a large role.  Since Weekly Reader has been a staple in the education business, it is able to leverage its strong brand name to pursue opportunities in strategic

•          The Consumer & Custom Publishing division publishes instructional materials paid for by corporate sponsors and not-for-profits that are then distributed for free to K-12 students and includes Research panels in excess of 40,000 children.

World Almanac Education Group (WAEG)

World Almanac Education Group is a leading publisher of reference and informational materials targeted to K-12 students, as well as other well-known general reference and informational materials.  WAEG’s customers include school and public libraries and consumers, and its products are distributed via direct mail, telemarketing, and distributors.  WAEG products are available in 55% of all school and public libraries.  The four main divisions are listed below:

•          World Almanac Library Services: Distributor of primarily non-proprietary books (targeted to K-12 students) to the school library market of approximately 110,000 elementary / middle / high schools.  Sells through direct mail catalogs and telesales

•          Gareth Stevens: Publisher and distributor to school library market through telesales, wholesalers / dealers, independent reps and catalogs.  Publishes approximately 200 new fiction and non-fiction titles annually

•          World Almanac: Publisher of mass-market trade books.  Its best known titles are The World Almanac and Book of Facts and The World Almanac for Kids

•          Facts On File News Service: Publisher of reference and news information for public, school and institutional library market.  Sells primarily to the public library (16,000) market and school library (110,000) market.  Publishes and sells primarily electronic database reference products (print product offering is declining in subscriber base).

CompassLearning

CompassLearning produces computer-based educational assessment, curriculum and management tools for grades pre-K through 12th that are aligned to local, state and national standards.  While these products have served the market for over 30 years, in the last 15 years, its products have been sold in more than 16,000 schools (14% of US public schools).  Some of CompassLearning’s products and services include online/off-line formative assessment products, interactive state and national standards-based electronic curriculum, a management and reporting system for teachers, administrators and parents, professional development services for teachers (integrating technology in the classroom), and technical support of product offerings.

In the increasingly competitive environment of the 21st Century, education is being trumpeted and prioritized to an increasing degree.  This increased focus has made education a top social and political concern, as evidenced by the No Child Left Behind Act.  Under the No Child Left Behind Act schools that fail to achieve performance standards are required to provide supplemental education services.  WRC believes these trends, along with the steady supplemental spending of teachers for teaching aids, continue to support and increase the demand for its products.

Direct Holdings

Direct Holdings is a leading direct-to-consumer retailer of entertainment and media products, primarily music and video.  Direct Holdings currently licenses the Time Life brand from Time Warner.  The Time Life brand is recognized around the world as a trusted source of high-quality music, video and book content.  Management believes that Time Life brand awareness is extremely high in North America.  Unlike most of its competitors, Direct Holdings uses its brand as a key selling point in direct response, retail and direct-to-consumer channels.  As of December 31, 2006, Direct Holdings’ U.S. marketing database consisted of 14 million names and included transactional, behavioral and demographic information for all Direct Holdings customers.

Music products

Direct Holdings predominantly operates in stable music genres including rock, country, Christian, classical, easy listening, jazz, blues, R&B and Christmas.  Music products under the Time Life brand are primarily composed of content licensed from the four major record companies (the “Majors”).  Licenses are typically for a five-year term and often require production volume guarantees of 25,000 units.  Direct Holdings engages one of the Majors for the production of each compilation through a “finished goods” deal that is inclusive of royalties and manufacturing costs.  Depending on the type of product and its intended distribution channel, CDs range from twelve to thirty tracks and are packaged in one or two CD set configurations.

Direct Holdings has a global footprint throughout Europe, Asia, and the South Pacific.  In Europe, Direct Holdings licenses the majority of its music product from major labels and some independents.  Direct Holdings directly manages the payment process for manufacturing expenses, royalties and publishing copyright.  Approximately 65% of the music product sold in Europe is a direct pick-up or an adaptation of a product created in the U.S.  The remaining 35% of music content is sourced locally in Europe.

Video products

Direct Holdings has sold video product in categories including comedy, drama, Christian, history, nature and children.  Direct Holdings typically tests a concept with no further commitment.  If the test is successful, a national rollout is scheduled and in some cases an advance payment is made.  Product is either purchased as finished goods from the licenses or Direct Holdings duplicates the product through a low-cost, third-party relationship with a U.S. duplicator.

For international video products, Direct Holdings almost exclusively sources content locally in Europe from various rights-holders, which is in contrast to music products, where almost half of the content is repackaged content from the U.S.  In Australia video product is licensed from a variety of sources: major studios, TV stations, and other rights owners.  Direct Holdings is a major player in the video market in Australia particularly for special-interest series.  Since there is no competition in the market, the division is able to obtain many programs that are not available in other geographies.  The regional business typically pays no or a very low guarantee for the rights.  As in Europe, most products are sourced and developed locally.

Marketing and Distribution

Direct response television is the engine that drives Direct Holdings’ business in the U.S. market.  Direct Holdings strives to structure its television promotional strategy so that the DRTV marketing channel is profitable on a stand-alone basis.  However, the product and brand awareness created by Direct Holdings’ substantial television presence drives sales through other marketing and distribution channels, including outbound telemarketing, the Internet, direct mail, and retail.  Customers can order a television product in several ways: via the 800 number that appears in the commercial, from the Direct Holdings website that is also advertised in the commercial, during interaction with its customer service operation, or by receiving an outbound telemarketing call.

The DRTV industry has historically been stable and is projected to continue growing.  DRTV is recognized as an effective means to reinforce brand equity, educate consumers, and sell higher-priced merchandise.  Television has proven to be a natural media for music products because of the ability to easily demonstrate them.  The DRTV market is also advantageous because it enables measurable testing of the impact of spending both in number of calls and product sales.  The DRTV market is expected to grow significantly due to increasing availability of targeted media and new technologies, such as Interactive TV and the web, that allow for further consumer penetration.

DRTV is managed through two media buying channels: “shortform” commercials that are two minutes or less in duration and “longform” commercials (“infomercials”) that are typically thirty minutes in length.  Shortform spots offer two product configurations: continuity series and small sets.  The price point for shortform products is $30 or less although Direct Holdings is testing higher price points.  Longform products are larger sets at a price point between $120 and $150.  Music and video products are offered in both shortform and longform DRTV.

The Time Life brand has expanded the sources of customer acquisition beyond television advertising to include general Internet advertising.  The new sources of customers include search engine marketing, affiliate relationships and traditional advertising.  Additionally, Direct Holdings continually redesigns the promotional pages on the site to increase its selling effectiveness and is actively building a database of email addresses for prospective and existing customers.

Non-GAAP Financial Measures

Direct Holdings and WRC report their respective financial information in accordance with United States generally accepted accounting principles (GAAP). To facilitate internal managerial and external analysis of Direct Holdings’ and WRC’s operating performance, each also presents financial information that may be considered “non-GAAP financial measures” under Regulation G and related reporting requirements promulgated by the SEC.  Non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following non-GAAP financial measures included in this report are used by Direct Holdings and WRC in their internal analysis of their respective business.

“Adjusted EBITDA” is defined as net income (loss) before interest, taxes, depreciation, and amortization, adjusted for additional expenses that Direct Holdings and WRC each believes are not representative of Direct Holdings’ and WRC’s future operating performance.  Direct Holdings and WRC use Adjusted EBITDA to evaluate the performance of their respective businesses.  Adjusted EBITDA is used by management in evaluating Direct Holdings’ and RDA’s cash generating abilities.  Adjusted EBITDA is used in addition to and in conjunction with results presented in accordance with GAAP.

A limitation of this measure is that it does not include all items that affect operating profit (loss) and EBITDA.  Direct Holdings’ and WRC’s non-GAAP results may differ from similar measures used by other companies, even if similar terms are used to identify such measures.  Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income (loss) or other measures of financial performance reported in accordance with GAAP.

The following table presents a reconciliation of Direct Holdings’ (i) net loss to EBITDA, (ii) EBITDA to Adjusted EBITDA and (iii) Adjusted EBITDA to Pro Forma Adjusted EBITDA (with estimated cost savings).

LTM 12/23/06
($ in thousands)
Net loss	$(24,281)
Depreciation and amortization	2,182
Interest expense/income	2,441
Taxes	1,127
Restructure expenses[1]	960
Transaction expenses[2]	14,101
Stock compensation[3]	1,438
Management fees[4]	4,363
EBITDA	$2,329

US Direct mail shut down[5]	$67
US Axciom contract renegotiation[6]	125
UK reorganization savings[7]	1,254
Adjusted EBITDA	$3,775

Estimated cost savings in connection with RDA Merger	$11,500
Pro Forma Adjusted EBITDA (with estimated cost savings)	$15,275

1  Primarily one time costs associated with headcount reductions in London (May 2006) and shut down of Chicago Outbound Telemarketing Center (October 2007).

2  Write-off of intercompany loan to former sister company Lillian Vernon ($20.1 million), which was partially offset by release of contingent liability to Time Inc. for earn out payment from initial purchase of Time Life.

3  Represents stock option expense to management option holders.

4  Fees, bonuses and expenses accrued or paid to Ripplewood, Zelnick Media and others.

5  Promotion losses and headcount expenses associated with music and video direct mail business in U.S., which closed in early 2006.

6  Customer file database vendor for U.S., contract renegotiated February 2006 for lower annual fees.

7  Headcount and related expenses associated with the May 2006 reorganization of London office.

The following table presents a reconciliation of WRC’s (i) net loss to EBITDA, (ii) EBITDA to Adjusted EBITDA and (iii) Adjusted EBITDA to Pro Forma Adjusted EBITDA (with estimated cost savings).

Year ended December 31, 2006
($ in thousands)
Net Loss	$(21,307)
Non-cash expenses	—
Depreciation and amortization of intangibles	9,660
Amortization of software development costs (included in cost of sales)	5,794
Income taxes	1,745
Interest expense	14,891
AGS sale and recap[1]	(290)
Restructuring costs[2]	3,439
Other income	4
EBITDA	$13,936

SEC related matters[3]	$742
Warehouse consolidation[4]	1,450
Corporate overhead addbacks[5]	32
Adjusted EBITDA	$16,160

Estimated cost savings in connection with RDA Merger	$8,100
Pro Forma Adjusted EBITDA (with estimated cost savings)	$24,260

1  Tax refund received related to WRC’s gain from the sale of its AGS Subsidiary in 2005.

2  Costs related to the shutdown of CompassLearning facilities in San Diego, CA ($2.6 million) and Weston, FL ($0.6 million) and a Gareth Stevens’ facility in Milwaukee, WI ($0.2 million).  San Diego facility costs include $2.0 million in employee-related expenses (including severance and relocation) and $0.6 million in facility rent and fixed asset moving expenses.  Weston, FL-related charges of $0.6 million relate to employee severance and relocation.  The Gareth Stevens’-related charges include $0.1 million of employee severance and relocation costs and $0.1 of fixed asset write-offs.

3  Represent indemnification costs for defense of former employees with regard to an SEC investigation regarding such employees.  The Company was not involved in this investigation.

4  Costs associated with the closure of two warehouse facilities (Cleveland, OH and Milwaukee, WI) in connection with the opening of WRC’s new warehouse in Strongsville, OH.  Expenses include $0.9 million in rent payments on vacated facilities, $0.3 million in relocation and moving costs and $0.2 million of employee severance costs.

5  Public company compliance expenses related to when WRC was a public filer.